November 20, 2000

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for ClearWorks.net, Inc. and, under the date of March 30, 2000, except as to notes 2, 3, 4, 10, 12, 13 and 16, which are as of June 23, 2000, we reported on the consolidated financial statements of ClearWorks.net, Inc. and subsidiaries as of and for the year ended December 31, 1999. On November 2, 2000, our appointment as principal accountants was terminated. We have read ClearWorks.net, Inc.'s statements included under Item 4 of its Form 8-K dated November 15, 2000 (which was not provided to us prior to its filing with the Securities and Exchange Commission), and we agree with such statements except that we are not in a position to agree or disagree with the Registrant's statements that (i) McManus & Co., P.C. was engaged as principal accountants, (ii) the decision to change accountants will be presented to the board of directors for approval at its next meeting, and (iii) the Registrant did not consult with McManus & Co., P.C. regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K, and except for certain matters which are described below.

1. As previously noted, our appointment as principal accountants was terminated on November 2, 2000 when the Chief Executive Officer of the Registrant called the KPMG partner and informed him of our termination.

2. The Registrant's disclosure in the fourth paragraph of the Form 8-K dated November 15, 2000 (the "subject Form 8-K") excludes the fact that KPMG's audit report on the consolidated financial statements for the year ended December 31, 1999 contained a separate paragraph stating that such consolidated financial statements have been restated.

3. The Registrant's subject Form 8-K excludes disclosure of the fact that KPMG was precluded from conducting a review of the Registrant's consolidated financial information filed on Form 10-QSB for the quarter ended March 31, 2000, prior to the Registrant filing such Form 10-Q on May 22, 2000. We subsequently completed our review of the restated consolidated financial information of the Registrant for the quarter ended March 31, 2000, which was filed by the Registrant on Form 10-QSB/A on July 3, 2000.
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4.    With respect to specific disclosures in the subject Form 8-K, all dates identified as either November 8 or 9, 2000, should read "November 2, 2000". In the third and fifth paragraphs of the subject Form 8-K, the use of the plural "years" is incorrect and should read "year". In the fourth paragraph, the use of the singular "subsidiary" is incorrect and should read "subsidiaries".





Very truly yours,



KPMG LLP
Houston, Texas